Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zion Oil & Gas, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-148982) of Zion Oil & Gas,  Inc. of our report dated March 30, 2009, with respect to the balance sheets of Zion Oil & Gas, Inc. (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders' equity and cash flows for each of the years then ended and for the period from April 6, 2000 (inception) to December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of Zion Oil & Gas, Inc.,

Our report dated March 30, 2009 contains an explanatory paragraph that states that Zion Oil & Gas Inc. is in the development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
A Member of KPMG International

Tel Aviv Israel
March 30, 2009